Exhibit 99.1

eFFECTOR Therapeutics Reports Fourth Quarter and Full Year

2022 Financial Results and Provides Corporate Update

Zotatifin continued to demonstrate favorable activity and tolerability, including two previously reported confirmed partial responses (PRs) among seven heavily pretreated subjects who received zotatifin, fulvestrant and abemaciclib (ECBF+A)

Enrollment in expanded ECBF+A cohort completed and data is anticipated in first half of 2023

Topline data for Phase 2b KICKSTART trial in NSCLC anticipated in second half of 2023

Cash runway anticipated into first quarter of 2024

SOLANA BEACH and REDWOOD CITY, Calif., March 8, 2023 – eFFECTOR Therapeutics, Inc. (NASDAQ: EFTR), a leader in the development of selective translation regulator inhibitors (STRIs) for the treatment of cancer, today reported financial results for the fourth quarter and year ended December 31, 2022 and provided a corporate update.

“2022 was an important year for eFFECTOR during which we continued to advance development of our two wholly-owned clinical assets, tomivosertib and zotatifin, for prospective treatment of NSCLC and ER+ breast cancer, respectively, while focusing on operational efficiency,” remarked Steve Worland, Ph.D., president and chief executive officer of eFFECTOR. “Importantly, we augmented our management team with the addition of a new chief medical officer, Doug Warner, M.D. and a new chief business officer, Mayank Gandhi, M.D. and extended our cash runway into the first quarter of 2024, beyond anticipated Phase 2 data readouts for both of our clinical assets. We look forward to reporting these data and advancing both assets into late-stage development.”

Pipeline Highlights

Tomivosertib (eFT508): eFFECTOR’s wholly-owned, highly selective MNK inhibitor designed to enhance anti-tumor immune activity by activating T cells, delaying their exhaustion, and expanding the pool of central memory T cells.

•

Enrollment continues in Phase 2b KICKSTART trial in non-small cell lung cancer (NSCLC). eFFECTOR’s KICKSTART trial is enrolling patients with PD-L1 expression ≥50% who will receive tomivosertib or placebo in combination with pembrolizumab as their initial therapy. The company plans to enroll approximately 60 patients in this trial. Topline data is anticipated to readout in the second half of 2023.

Zotatifin (eFT226): eFFECTOR’s wholly-owned potent and selective inhibitor of mRNA helicase eIF4A designed to downregulate expression of key oncoproteins and cell cycle proteins that drive tumor growth and resistance.

•

Initial signals of activity reported in zotatifin, fulvestrant and abemaciclib cohort (ECBF+A) in ER+ breast cancer; cohort expanded from 7 to 18 patients. As previously reported, as of an initial data cutoff of December 15, 2022, two patients experienced confirmed PRs, and a third patient had stable disease continuing beyond 24 weeks, for an objective response rate (ORR) of 29% (2/7) and a clinical benefit rate (CBR) of 43% (3/7). Zotatifin was generally safe and well-tolerated in this triplet combination. Enrollment has now completed in this cohort and ORR data for the full 18 patient cohort is anticipated to be available in the first half of 2023.

•

On track to report topline data from dose escalation in the second half of 2023. Favorable safety results generated to date have allowed for resuming dose escalation. Dose escalation has resumed at 0.1 mg/kg dosed every other week (Q2W) and 0.07 mg/kg dosed weekly (QW). Both the Q2W and QW cohorts are evaluating a doublet of zotatifin and fulvestrant in ER+ breast cancer patients who have progressed after treatment with a CDK4/6 inhibitor. Data from dose escalation are anticipated in the second half of 2023.

•

Positive top-line results from Phase 1b clinical trial of zotatifin for the treatment of COVID reported. In this randomized, double-blind, placebo-controlled dose escalation trial (n=36), zotatifin was found to be safe and well-tolerated at all doses, with injection site reactions from the sub-cutaneous route (all Grade 1 or 2) being the only adverse event showing a potential relationship to zotatifin dose. Trends in antiviral activity favoring zotatifin over placebo were seen by several assessments, including time to achieve undetectable levels of virus. While eFFECTOR believes the data generated from this trial warrant progression of the COVID program into later-stage development, the company is focused on developing its assets in oncology and does not currently plan to pursue further development in COVID unless it secures a non-dilutive source of funding.

Fourth Quarter and Full Year 2022 Financial Results

Cash Position and Guidance: The company had cash and cash equivalents, and short-term investments totaling $26.3 million as of December 31, 2022, compared to $49.7 million in cash and cash equivalents as of December 31, 2021. The company anticipates that its current cash, cash equivalents and short-term investments will be sufficient to fund operations into the first quarter of 2024.

Revenue: Revenue was $0.7 million for the quarter ended December 31, 2022, compared to approximately $0.3 million for the same quarter of 2021. Revenue for the full year of 2022 was $3.6 million, compared to $1.4 million for the full year of 2021. Revenue in the full years ended December 31, 2022 and 2021 consisted of grant revenue in connection with the company’s subaward from University of California San Francisco under a grant from DARPA to investigate new COVID-19 treatments.

Research and Development (R&D) Expenses: R&D expenses were $6.6 million for the quarter ended December 31, 2022, compared to $6.4 million for the same quarter of 2021. R&D expenses were $23.3 million for the year ended December 31, 2022, compared to $20.0 million for the year ended December 31, 2021. This increase for the year was due to higher external development expenses primarily associated with clinical trial costs for both the tomivosertib and zotatifin programs, partially offset by a decrease in license fees due to a one-time payment made in 2021 as a result of the business combination with Locust Walk Acquisition Corp. R&D expenses included approximately $2.6 million and $3.3 million of non-cash stock compensation expense in the years ended December 31, 2022 and 2021, respectively.

General and Administrative (G&A) Expenses: G&A expenses were $2.7 million for the quarter ended December 31, 2022, compared to $6.3 million for the same quarter of 2021. G&A expenses were $12.6 million for the year ended December 31, 2022, compared to $13.4 million for the year ended December 31, 2021. This decrease for the year was primarily due to a decrease in non-cash stock compensation expense, partially offset by increased amortization related to director and officer insurance. In addition, non-cash stock compensation expense contributed to the decrease for the quarter. G&A expenses included approximately $2.7 million and $5.3 million of non-cash stock compensation expense in the years ended December 31, 2022 and 2021, respectively.

Other Income (Expense): Other expense was $0.5 million for the quarter ended December 31, 2022 and other income for the quarter ended December 31, 2021 was $31.5 million. Other income was $9.7 million for the year ended December 31, 2022, compared to $47.7 million for the year ended December 31, 2021. Other income in the years ended December 31, 2022 and 2021 consisted primarily of income related to the change in fair value of the company’s earn-out liability for the period, partially offset by interest expense associated with the company’s term loans. The fair value of the share earn-out liability of $61.0 million at the closing date of the business combination, was remeasured at $12.1 million as of December 31, 2021 and $6 thousand as of December 31, 2022.

Net Income (Loss): Net loss was $9.3 million, or $0.22 per basic and diluted share, for the quarter ended December 31, 2022, as compared to net income of $19.0 million, or a net income of $0.47 and $0.44 per basic and diluted share, respectively, for the same quarter of 2021. Net loss was $22.7 million, or $0.55 per basic and diluted share, for the year ended December 31, 2022, as compared to net income of $15.8 million, or a net income of $1.05 and $0.44 per basic and diluted share, respectively, for the year ended December 31, 2021.

About eFFECTOR Therapeutics

eFFECTOR is a clinical-stage biopharmaceutical company pioneering the development of a new class of oncology drugs referred to as STRIs. eFFECTOR’s STRI product candidates target the eIF4F complex and its activating kinase, mitogen-activated protein kinase interacting kinase (MNK). The eIF4F complex is a central node where two of the most frequently mutated signaling pathways in cancer, the PI3K-AKT and RAS-MEK pathways, converge to activate the translation of select mRNA into proteins that are frequent culprits in key disease-driving processes. Each of eFFECTOR’s product candidates is designed to act on a single protein that drives the expression of a network of functionally related proteins, including oncoproteins and immunosuppressive proteins in T cells, that together control tumor growth, survival and immune evasion. eFFECTOR’s lead product candidate, tomivosertib, is a MNK inhibitor currently being evaluated in KICKSTART, a randomized, double-blind, placebo-controlled Phase 2b trial of tomivosertib in combination with pembrolizumab in patients with metastatic non-small cell lung cancer (NSCLC). Zotatifin, eFFECTOR’s inhibitor of eIF4A, is currently being evaluated in Phase 2a expansion cohorts in certain biomarker-positive solid tumors, including ER+ breast cancer and KRAS-mutant NSCLC. eFFECTOR has a global collaboration with Pfizer to develop inhibitors of a third target, eIF4E.

Forward-Looking Statements

eFFECTOR cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. The forward-looking statements are based on our current beliefs and expectations and include, but are not limited to: the future clinical development of our product candidates, including expectations on enrollment and the timing of reporting data from ongoing clinical trials; the planned expanded development of zotatifin and the timing thereof; the potential therapeutic benefits of our product candidates; and the sufficiency of our capital resources to fund operations into the first quarter of 2024 and allow clinical data readouts and the expansion of our clinical development programs. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in our business, including, without limitation: interim results of a clinical trial are not necessarily indicative of final results and one or more of the clinical outcomes may materially change as patient enrollment continues, following more comprehensive reviews of the data and more patient data become available; potential delays in the commencement, enrollment and completion of clinical trials; our dependence on third parties in connection with product manufacturing, research and preclinical and clinical testing; the results of preclinical studies and early clinical trials are not necessarily predictive of future results; the success of our clinical trials and preclinical studies for our product candidates is uncertain; we may use our capital resources sooner than expected and they may be insufficient to allow clinical trial readouts; regulatory developments in the United States and foreign countries; unexpected adverse side effects or inadequate efficacy of our product candidates that may limit their development, regulatory approval and/or commercialization, or may result in recalls or product liability claims; our ability to obtain and maintain intellectual property protection for our product candidates; any future impacts to our business resulting from inflation or the conflict between Russia and Ukraine or other geopolitical developments outside our control; and other risks described in our prior filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

eFFECTOR Therapeutics, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	December 31, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$8,708	$49,702
Short-term investments	17,602	—
Prepaid expenses and other current assets	1,704	3,194

Total current assets	28,014	52,896

Property and equipment, net	241	91
Operating lease right-of-use assets	111	166
Other assets	711	903

Total assets	$29,077	$54,056

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,486	$516
Accrued expenses	3,368	3,418
Current term loans, net	19,061	—
Accrued final payment on term loans, current	1,100	—
Lease liabilities, current portion	60	44

Total current liabilities	25,075	3,978

Earn-out liability	6	12,130
Non-current term loans, net	—	18,760
Accrued final payment on term loans, non-current	—	1,100
Non-current warrant liability	40	678
Non-current lease liabilities	60	126

Total liabilities	25,181	36,772

Stockholders’ equity:
Preferred stock	—	—
Common stock	4	4
Additional paid-in capital	147,476	138,181
Accumulated other comprehensive loss	(18)	—
Accumulated deficit	(143,566)	(120,901)

Total stockholders’ equity	3,896	17,284

Total liabilities and stockholders’ equity	$29,077	$54,056

eFFECTOR Therapeutics, Inc.

Condensed Consolidated Statement of Operations and Comprehensive Income (Loss)

(in thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021

	(Unaudited)
Grant revenue	$674	$311	$3,553	$1,430
Operating expenses:
Research and development	6,649	6,394	23,313	19,956
General and administrative	2,748	6,320	12,643	13,371

Total operating expenses	9,397	12,714	35,956	33,327

Operating loss	(8,723)	(12,403)	(32,403)	(31,897)

Other income (expense)	(538)	31,452	9,738	47,695

Net income (loss)	(9,261)	19,049	(22,665)	15,798
Other comprehensive income (loss)	51	—	(18)	—

Comprehensive income (loss)	$(9,210)	$19,049	$(22,683)	$15,798

Net income (loss) per share, basic	$(0.22)	$0.47	$(0.55)	$1.05

Net income (loss) per share, diluted	$(0.22)	$0.44	$(0.55)	$0.44

Weighted-average common shares outstanding, basic	41,572,055	40,380,806	41,179,741	15,105,851

Weighted-average common shares outstanding, diluted	41,572,055	43,476,128	41,179,741	36,004,063

Contacts:

Investors:		Media:
Christopher M. Calabrese Managing Director LifeSci Advisors 917-680-5608 ccalabrese@lifesciadvisors.com	Kevin Gardner Managing Director LifeSci Advisors 617-283-2856 kgardner@lifesciadvisors.com	Mike Tattory Account Supervisor LifeSci Communications 609-802-6265 mtattory@lifescicomms.com

# # #